Exhibit 11.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of Home Bistro, Inc. on Form 1-A of our report dated March 22, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Home Bistro, Inc as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report appears in the Offering Circular, which is part of this Offering Statement. We also consent to the reference to our Firm under the heading “Experts” in such Offering Circular.

D. Brooks and Associates CPAs, P.A.

April 1, 2021